Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 18, 2019, relating to the financial statements of Greif, Inc. and the effectiveness of Greif, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Greif, Inc. for the year ended October 31, 2019.
/s/ Deloitte & Touche LLP
 Columbus, Ohio
February 25, 2020